29. Notice. Wherever this Lease requires notice to be served on the Tenant or ACEnet, notice shall be sufficient if by actual delivery or if mailed by first class mail with postage fully prepaid to the following address and persons: To ACEnet: ACEnet, Inc. 94 Columbus Road Athens, Ohio 45701 To the Tenant: Global Cooling, Inc. 6000 Poston Road Athens, Ohio 45701 30. Non-discrimination. The Tenant covenants and agrees that in its use, operation and occupancy of the Premises no persons on the grounds of race, sex, color or national origin, shall be excluded from participation in, denied the benefits or, or otherwise be subjected to discrimination in the operation of the Tenant's business and use of the Premises. In WITNESS WHEREOF, the parties hereto have executed this Lease on the date first above written: ACEnet: Tenant: Appalachian Center for Economic Networks, Inc., an Ohio Non-Profit Corporation By:------------- Larry G. Fisher, Executive Director Date Global Cooling, Inc. /Stirling Ultracold By: --- - - - ------ Geraint Phillips, SVP Global Operations Date Page 8

ACEnet Business Incubator Campus (Nelsonville)
Tenant Lease

This Lease Agreement ("Lease") made and entered into this **July 1, 2023,** between the **Appalachian Center for Economic Networks, Inc**. (ACEnet or Lessor), an Ohio non-profit corporation (referred to herein as "ACEnet") and **Global Cooling, Inc**., (referred to herein as "Tenant or Lessee").

1. Leased Premises. ACEnet, in consideration of the rent and the covenants to be kept and performed by both parties, hereby leases to Tenant the spaces identified as Existing Tenant Space consisting of approximately **22,764 square feet** (the "Premises") in the Nelsonville Entrepreneurial Center and Business Incubator (the "Property"), located at 296 South Harper Street, Nelsonville, Ohio 45764.

The Tenant has inspected the Premises and has agreed to accept them in "as is" condition. The Premises are more particularly described in Exhibit "A" attached hereto.

2. Use of Premises. The Premises shall be used for and confined to the following operations and purposes: **warehouse and distribution of inventory**. The Tenant must obtain prior written approval of ACEnet for any alternate use. The Premises shall not be used, occupied or kept in violation of any law, municipal ordinance, or regulation or in any manner that could create a hazard affecting the insurance of the Property and/or the Premises.

3. Term.

The terms of this Lease shall be for a period of **11 (eleven) months** . Subject to the terms and conditions set forth herein, the Tenant shall have the option of renewing the lease for a one year period. Should this Lease be renewed for a period extending beyond the Original Term, or any renewal term, ACEnet reserves the right to relocate Tenant to a comparable office/space in the facility if needed at ACEnet's expense. If the Tenant leaves before the expiration of the lease, the Tenant must give 6 months' notice. A penalty equal to the remaining rent that would have been generated under the remaining term of this lease will apply and will be immediately due and payable.

4. Rent.

For the Premises and the Original Term set forth above, the Tenant agrees to pay ACEnet the following monthly amounts:

Date	Space Leased in Square Feet	Annual Rent Per Sq Ft.	Monthly/Annual Rental Rate for Premises
Year 1 – 7/1/2023	25,444	$ 5.28	$11,195.36 / $134,344.32
Year 2 - 6/1/2024 (renewal rate)	25,444	$ 5.28	$11,195.36 / $134,344.32

The rent for any subsequent annual lease period shall be determined by ACEnet, provided that the rental amount shall not be increased by more than ten percent (10%) per annum unless the annual Consumer Price Index (C.P.I.) has increased by more than ten percent (10%); in which case, ACEnet may increase the rent by a percentage equivalent to the increase in the C.P.I.

5. Tenant will comply with the Economic Development Administration (EDA) Covenant of Purpose and Use as noted below:

A. Civil Rights:

The Lessee shall not discriminate against any qualified employee or applicant for employment because of race, color, national origin, religion, sex, age or physical or mental disability.

B. Audits and Inspections:

At any time during normal business hours and as frequently as is deemed necessary, the Lessee shall make available to the Lessor and the Economic Development Administration (EDA) or EDA's authorized agents, for their examination, all of its records pertaining to matters covered by this Agreement and only matters relating to the Agreement.

C. Retention of Records:

All records in the possession of the Lessee pertaining to this Agreement shall be retained for a period of three (3) years after the expiration of the Agreement or any extensions thereof. All records shall be retained beyond the three (3) year period if audit findings have not been resolved within that period or if other disputes have not been resolved.

D. Assignment and Subletting:

Assignment and subletting are not permitted under this Agreement without prior written approval of the Economic Development Administration.

E. Environmental Compliance:

Lessor warrants and represents to the Lessee that it has no knowledge of the presence or of the release, now or in the past, of any hazardous substance or material on the Premises. Lessor agrees to hold Lessee free, harmless and indemnified from any penalty, fine, liability, cost or charge whatsoever related to any damage or condition that might be caused by any existing environmental condition that currently exists on the Premises.

Lessee covenants and agrees that throughout the Term its use and occupancy of the Premises will at all times be in strict compliance with all governmental regulations, be they federal, state or local, that pertain to the use and storage of hazardous materials and substances, and Lessee shall save and hold Lessor free, harmless and indemnified from any penalty, fine, liability, cost or charge whatsoever which Lessor may incur by reason of Lessee's failure to comply with this Paragraph. Such covenants, however, shall not apply to any condition that existed at the time Lessee first took possession of any part of the Premises, or which is caused or results from acts of others, including Lessor.

Lessee's obligations under this Paragraph shall automatically terminate and expire one (1) year after Lessee no longer occupies the Premises unless an action has been filed in some judicial tribunal of competent jurisdiction prior to that time which related to a period during which Lessee in fact did occupy any part of the Premises.

6. Additional Fees. Fees for any services provided to the Tenant, as agreed upon by the parties and attached hereto as Exhibit "C", and any other monies due to ACEnet under this Lease, shall also be due and payable on the first day of each month for the preceding month.

7. Late Charge

Any rental payment or fees for services or other monies not paid by the **fifteenth day** of each month shall be considered late. **A five percent (5%) late charge, minimum of $25**, will immediately be assessed upon the amount of the delinquent rent, fees, or monies, and the failure of the Tenant to promptly pay the same within fifteen days thereafter (by the thirtieth day of the month) will constitute an event of default and shall entitle ACEnet to terminate this Lease as provided in Paragraph 20. In the event that it becomes necessary for ACEnet to initiate legal proceedings to collect any of the rents or fees payable under this Lease, the Tenant will pay all reasonable and necessary expenses incurred by ACEnet in such legal proceedings, including reasonable attorney's fees.

8. Place of Payment. Any payment due from the Tenant to ACEnet shall be made to: ACEnet, Inc., 94 Columbus Road, Athens, Ohio 45701, or at such other place as ACEnet may designate in writing.

9. Security Deposit. A security deposit of **$2,000.00** was received from Tenant on 5/23/2019, and will be returned at the expiration or termination of the lease, less any fees, repairs or unpaid balances.

10. Common Areas. The Tenant shall have access to the restrooms, kitchenettes, hallways, dock areas and conference rooms and such other areas as may be designated common areas on the property on a shared basis. Dock areas for doors 1 & 2 will not be considered as common areas but shall be assigned to the Tenant, with limited access as needed by other facility tenants.

11. Alterations and Additions. The Tenant shall make no alterations or improvements to the Premises, including but not limited to, the construction of additional walls or the moving of walls, during the term of this Lease without first obtaining the written consent of ACEnet. Any such improvements shall also comply with all applicable building regulations and inspection requirements. Unless ACEnet shall otherwise agree in writing, Tenant shall be solely responsible for all costs and expenses for all such alterations and improvements. In addition, ACEnet shall have the right, in its sole discretion, to require the Tenant to fund an interest bearing escrow account to be used to reinstate and/or restore the Premises upon termination of this Lease. Any funds not used for such purpose shall be refunded to Tenant within a reasonable time after termination of the Lease; subject, however, to any other rights of ACEnet in or to such funds provided by law. The parties hereto agree that ACEnet shall have complete control over all aspects of such alterations and improvements. Tenant shall indemnify and hold ACEnet harmless for any claim or damages arising in connection with or related to such alterations and improvements as provided in Paragraph 15. Any alterations or improvements made by the Tenant, or on behalf of Tenant, shall become the property of ACEnet at the termination of the Lease without cost to ACEnet, unless ACEnet, in its sole discretion, directs the Tenant to remove such alterations and improvements from the Premises in which event, the Tenant shall remove such alterations, improvements and additions and restore the Premises to the same order and condition in which it was at the commencement of this Lease at the Tenant's sole cost and expense. Should the Tenant fail to do so, ACEnet may do so and collect at its option, all costs and expenses thereof, in excess of any escrow funds set aside for such purpose, from the Tenant as additional rent. The Tenant shall pay all sums due and payable as a result of all alterations made to the Premises within fifteen (15) days from the date of a notice of bill for the same from ACEnet.

12 Utilities and Services.

A. Telephone / Internet (Voice and Data Service). The Tenant shall be responsible for arranging and paying for phone line and/or internet installation charges as well as the actual costs of all service. In the event that the Tenant elects to move from the Premises to other premises within

the Property, the Tenant acknowledges that it will be liable for the foregoing installation charge for each and every such move.

B. Trash Disposal – The Tenant will be responsible for trash and recycling services designated solely for their business operations. All tenants will be provided with common area services and will not be permitted to utilize the Tenant's receptacles.

C. Lawn Care and Snow Removal – ACEnet will provide lawn care and snow removal as a common area service without additional charge to Tenant.

D. Mail Service – The Tenant will utilize a US Post Office Box for incoming mail.

13. Moveable Furniture and Equipment.

All moveable furniture and equipment installed by the Tenant shall be removed at the expiration or earlier termination of this Lease provided the Tenant shall not at such time be in default under any covenant or agreement contained in this Lease; and provided that in the event of such removal, the Tenant shall repair any and all damages incurred to the Premises and/or Property caused by removal and promptly restore the Premises and/or Property to its original order and condition.

Any such furniture or equipment not removed at or prior to termination shall be and become the property of ACEnet.

The Tenant shall not install any furniture or equipment on the Premises or make any alterations to the Premises which may require any change in heating, air conditioning, electrical, water or sewer systems without the prior written approval of ACEnet.

14. Maintenance and Repairs. ACEnet shall keep in good repair the common areas, roof, walls, all electrical, heating cooling and plumbing systems, gutters, downspouts, exterior painting, sprinkler systems, doors, docks, and windows. In addition, ACEnet will maintain the grounds of the Property, including snow removal and grass cutting.

However, ACEnet shall not be liable (and shall assess the costs thereof to the Tenant) when any repair is made necessary by the negligent or willful acts or omission of the Tenant, its agents, invitees or employees, reasonable wear and tear excepted. The Tenant will, at its own expense, keep the Premises in good repair for the term of this Lease and at the expiration of the Lease, deliver the Premises to ACEnet in like condition as when taken, reasonable wear and tear excepted. Each day that the Tenant occupies the Premises, it shall maintain the Premises in a clean, sanitary, neat and attractive condition. The Premises may contain a thermostat that regulates the heating and cooling systems in the Property. ACEnet shall determine the proper settings for the thermostats and the Tenant shall not change the settings without the prior written approval of ACEnet. ACEnet shall have access to the thermostat (if any) on a regular basis, daily if necessary, to ensure that the thermostat is being maintained at the designated settings.

15. Signs. The Tenant shall obtain the written approval of ACEnet prior to displaying any sign on the exterior or interior of the Premises. Any such sign must be of the size, color and style as ACEnet shall approve and must comply with any applicable zoning regulations.

16. Indemnification and Insurance. The Tenant will indemnify and hold harmless and assume the defense of ACEnet, its agents, employees and officials, from any and all claims, liabilities, judgments, costs, damages and expenses of any nature whatsoever, including the cost of defending such claims, which may accrue against, be charged to, be recovered from or sought to be recovered from ACEnet, its agents, employees and officials, by reason of or on account of any personal injury, sickness, or death of any person or damage to property arising from the Tenant's use and occupancy of the Premises and the operation of its business on the Property.

In order to affect the same, the Tenant agrees to purchase and keep in full force and effect at all times during the term of this Lease, commercial general liability insurance with limits of at least one million dollars ($1,000,000) per occurrence, for injuries to or death of persons, and at least one hundred thousand ($100,000) per occurrence for damage to property. Such insurance shall name ACEnet, its agents, employees and officials as additional insureds under the policy.

The Tenant shall be responsible for any damages it, its employees, agents, representatives or invitees may cause to the Premises or to any personal or other property belonging to ACEnet that may be on such Premises. Any insurance purchased by ACEnet covering the Premises or its contents will not provide any coverage for any property belonging to the Tenant. If the Tenant wishes such coverage for its property it will be solely responsible for purchasing the same. Tenant hereby acknowledges that the Property is located in a 100-year flood plain. Tenant is solely responsible for obtaining any flood insurance for its property.

All insurance policies required under this Lease shall provide that ACEnet shall be given thirty (30) days advance notice prior to the reduction of or cancellation of such insurance policies. A copy of the insurance policies or certificates showing the same to be in full force and effect shall be delivered to ACEnet before the Tenant's occupancy of the Premises.

Any deductibles or self-insured retentions applicable to required coverages shall be paid by the Tenant, and shall not be required to participate therewith. The insurance required hereunder shall be primary and any insurance or self-insurance maintained by ACEnet shall be excess of the Tenant's insurance and shall not contribute therewith. Failure of the Tenant to comply with any reporting provisions of the insurance policies required hereunder shall not affect coverage provided to ACEnet. All rights of subrogation against ACEnet shall be waived. All coverages for subcontractors of the Tenant, if any, shall be subject to all of the requirements stated herein.

The failure of the Tenant to maintain and pay all insurance premiums when due and payable shall be grounds for the immediate termination of this Lease by ACEnet, any contrary provisions contained in Paragraphs 3, 19 or 20 hereof notwithstanding.

17. Release. The Tenant hereby releases ACEnet, its agents, employees and officials, from any liability or responsibility to the Tenant or any other person, claiming through it by way of subrogation or otherwise, for any loss or damage to the Tenant's property or the property of any of its agents, employees, representatives or invitees which is brought onto the Premises, regardless of how such loss or damage may occur, unless such damage or loss was caused by the negligence of ACEnet, its agents, employees, or officials. It is expressly agreed and understood that the Tenant, its agents, employees, representatives or invitees, in bringing property in and onto the Premises do so at their own risk. It is further agreed and understood that ACEnet, its agents, employees and officials, will not be liable to the Tenant for any business losses or damages to the property of the Tenant, its employees, representatives, agents or invitees, occasioned by the acts or omissions of other businesses or persons which may occupy the Property.

18. Assigning, Mortgaging, Subletting. The Tenant agrees not to sublet, assign, transfer, or mortgage this Lease or sublet the Premises in whole or in part without the prior written consent of ACEnet.

19. Access to Premises. At any reasonable time ACEnet may enter the Premises to inspect and or make repairs necessary under the terms of this Lease. At any time within sixty (60) days before the termination of this Lease, ACEnet may enter the Premises at reasonable hours to exhibit same to prospective Tenants. ACEnet reserves the right to inspect the Premises at all reasonable times in order to ensure that the Tenant is complying with the provisions of this Lease. ACEnet will provide the Tenant with keys giving access to the Premises in accordance with the attached "Key Agreement," a copy of which is attached hereto as Exhibit "D."

20. Cancellation or Modification of Lease by ACEnet or the Tenant.

In the event that the Tenant desires to change the size or location of the Premises leased under this Lease through either expansion of the existing Premises (where feasible) or relocation to another section of the Property, this Lease may be modified by the Tenant providing notice to ACEnet at least ninety (90) days prior to the date of modification, provided that a modified lease is successfully negotiated between ACEnet and the Tenant for the new premises.

Notwithstanding any contrary provisions contained herein, in the event that ACEnet believes, in its sole discretion, that the Tenant is not making satisfactory technical, marketing, manufacturing or financial progress as an incubator Tenant or for any other reason it deems appropriate, ACEnet may cancel this Lease by providing the Tenant with at least ninety (90) days' notice prior to the date of cancellation.

21. Default. The occurrence of any of the following conditions shall constitute an "Event of Default" under this Lease and shall entitle ACEnet at its option to terminate the Lease in which event the Tenant shall vacate the Premises within three (3) days of the date of notice to vacate:

A. The Tenant fails to pay within thirty (30) days of the date due, any rent, additional rent, service fees, or other monies provided for in this Lease.

B. The Premises are vacated even though the Tenant continues to pay stipulated monthly rent.

C. Any petition or other action is filed by or against the Tenant under any section or chapter of the Federal Bankruptcy Act.

D. The Tenant becomes insolvent or transfers property in fraud of creditors.

E. The Tenant fails to comply with any provision or covenant of this Lease, any agreement attached hereto, and/or any of the rules and regulations which may be established by ACEnet from time to time.

F. The Tenant is responsible for and fails to remove or satisfy any mechanic's lien or other claim or lien assessed or charged against or otherwise encumbering the Premises or Property within thirty (30) days after such lien or claim arises.

Should the Tenant fail to vacate the Premises upon expiration of the time period set forth in the notice to vacate, ACEnet shall have the right to reenter the Premises and remove the Tenant and its effects without being liable for any damages thereto. The failure by ACEnet to call for a termination of the Lease at any time shall not constitute a waiver of ACEnet's right to do so at a subsequent time. Upon the occurrence of an Event of Default, in addition to termination, ACEnet shall also be entitled to recover from the Tenant all unpaid rent through the end of the term as well as any other sums for which the Tenant is liable under the terms of this Lease, including attorney's fees. The foregoing rights shall be in addition to, and not in lieu of, any other rights and remedies which ACEnet may be entitled to by law.

22. Damage or Destruction of Premises. If the Premises shall be damaged or destroyed in whole or in part, by fire, acts of God, war or casualty or any other means so as to make the same untenantable, as determined by Lessor and Lessee, ACEnet shall have the option of repairing the Premises or of canceling this Lease in its entirety as of the date of the damage or destruction of the Premises. There shall be no obligation whatsoever on ACEnet to repair or rebuild the Premises in case of damage or destruction.

If ACEnet elects to repair or rebuild the damaged Premises, during the period that the Premises are untenantable to the Tenant, the rent and any other fees under this lease shall be abated until the Premises are restored to a good tenantable condition. If the Premises are untenantable in part, the rent shall be prorated until the Premises can be restored to a good and tenantable condition provided that:

A. If any delay in repair or restoration is caused by the Tenant failing to adjust its own insurance or remove its damaged goods, equipment or other property within a reasonable time, the rent shall not abate during the period of such delay.

B. If any damage to the Premises is caused by the negligent or willful acts or omissions of the Tenant, its agents or employees, there shall be no rent abatement.

23. Subordination. The Tenant agrees that this Lease and its interest therein shall be secondary to any mortgage, deed of trust, or any other instrument of financing or refinancing now or hereafter placed on the Premises or on the land underlying the Premises and/or the Property. The Tenant agrees to execute and deliver to ACEnet any and all documents that may be required to show that the Tenant's rights hereunder are secondary.

24. Holding Over. If the Tenant remains in possession of the Premises after the expiration of the Original Term, or any renewal thereof, as the case may be, such occupancy shall not be deemed or construed to be a renewal or extension of this Lease, but shall operate to create a month to month tenancy under the conditions of this Lease, so far as applicable, and the rental due for each period shall be two hundred percent (200%) of the rent normally payable under the terms of this Lease unless otherwise agreed in writing by ACEnet.

25. Relationship of ACEnet and the Tenant. The Tenant shall not use any trademark, service mark, logo or trade name of ACEnet, nor shall the Tenant represent itself as having any business affiliation with ACEnet, except with the expressed written consent of ACEnet.

26. Rules and Regulations.

ACEnet shall have the right from time to time to promulgate and enforce rules and regulations with respect to the use and operation of the Premises, Property and common areas and to amend such rules and regulations from time to time. The Tenant shall faithfully observe and comply with these rules and regulations, when such rules and regulations have been implemented and provided to Tenant in writing.

The Tenant recognizes the rights of the other tenants in the facility and will not disrupt, impede or otherwise interfere with the rights of other tenants in and to the facility by noise, objectionable use, disregard for safety and cleanliness or any other action or behavior which might be objectionable, in ACEnet's sole discretion, to other tenants.

27. Binding Successors. This Lease is binding on the respective heirs, successors, representatives and assigns of the parties hereto.

28. Construction of Lease:

A. Applicable Law. The laws of the State of Ohio shall govern the validity, interpretation, performance and enforcement of this Lease.

B. Titles and Headings. The titles and headings of this Lease are used only for convenience and are not to be construed as part of the Lease.

C. Entire Agreement. This Lease and its attachments, including the Letter of Commitment, the Services Agreement, and Key Agreement, shall be considered to contain the entire agreement between the parties hereto pertaining to the Premises and all negotiations and all agreements acceptable to both parties are included herein.

29. Notice. Wherever this Lease requires notice to be served on the Tenant or ACEnet, notice shall be sufficient if by actual delivery or if mailed by first class mail with postage fully prepaid to the following address and persons:

To ACEnet:	To the Tenant:
ACEnet, Inc. 94 Columbus Road Athens, Ohio 45701	Global Cooling, Inc. 6000 Poston Road Athens, Ohio 45701

30. Non-discrimination. The Tenant covenants and agrees that in its use, operation and occupancy of the Premises no persons on the grounds of race, sex, color or national origin, shall be excluded from participation in, denied the benefits or, or otherwise be subjected to discrimination in the operation of the Tenant's business and use of the Premises.

In WITNESS WHEREOF, the parties hereto have executed this Lease on the date first above written:

ACEnet: Appalachian Center for Economic Networks, Inc., an Ohio Non-Profit Corporation

By: ______________________________
Larry G. Fisher, Executive Director

____
Date

Tenant: Global Cooling, Inc. /Stirling Ultracold

By: ______________________________
Geraint Phillips, SVP Global Operations

____
Date

Exhibit A
Description of Leased Premises

"Existing Tenant Space –" is identified with shading on the attached floor plan of the premises.

Exhibit C
Services Agreement

Standard Services Offered	*Services Selected by Tenant*	*Fees*
1. Use of parking lot	____________	Included
2. Use of loading dock	____________	Included
3. Grounds maintenance	____________	Included
4. Snow removal	____________	Included

Additional Services Offered at Tenant's Request:	*Fees:*
1. Use of pallet racks in space 2. Use of fork lift	0

GLOBAL COOLING

DOCK DOORS
GREEN SPACE- LEASED
BLUE SPACE- NO LEASE

Exhibit A
Description of Leased Premises



300'-0"
1,600
22,764 sf
180'-0"
1
11 10 9 8
21,600 sf
520
560
1,905 sf
170'-0"
7 6 5 4 3 2
60'-0"
120'-0"
120'-0"
ACEnet NELSONVILLE - FLOOR PLAN
NOT TO SCALE
PLAN NORTH